On July 26, 2000, the Board of Directors approved an Amendment to the Agreement and Declaration of Trust to add the Preferred Shares. The Amendment to the Agreement and Declaration of Trust designating Preferred Shares is incorporated by reference to Post-Effective Amendment No. 38 to the Registration Statement on Form N-2 as filed on October 23, 2000.